Unknown;

FIT N-SAR 04.30.16

Sub-Item 77O

RULE 10f-3 REPORTING FORM

QUARTER ENDED:	December 31, 2015
FUND NAME:	ALPS/Westport Resources Hedged High Income Fund
SUB-ADVISER NAME:	Amundi Smith Breeden LLC

1.

The fund conducted the following new issue transactions for which an affiliate was a member of the underwriting syndicate.

Issuer	Date of purchase	Aggregate principal amount of purchase	Aggregate principal amount of offering	Purchase price (net of fees and expenses)	Date offering commenced	Price paid by each purchaser of these securities in this or any concurrent offering	Underwriter from whom purchased	Name of Affiliated Underwriter (as defined in the Rule 10f-3 procedures) managing or participating in syndicate (attach list of all members of syndicate)	Commission, spread or profit
CNH INDUSTRIAL CAPITAL L	11/03/15	140,000	596,676,000	99.625	11/06/15	99.625	Barclays Capital Inc.	Credit Agricole CIB	0.70% gross, 0% paid to affiliated underwriter
SOCIETE GENERALE	11/17/15	200,000	500,000.00	99.041	11/24/15	99.041	SG Americas Securities LLC	Credit Agricole CIB	0% paid to affiliated underwriter

2.

Check the type of securities purchased:

_X

Registered Public Offering.  To be eligible, the securities must be part of an issue registered under the Securities Act of 1933, which is being offered to the public.

Government Securities.  To be eligible, the securities must be part of an issue of U.S. government securities, as defined in Section 2(a)(16) of the

Investment Company Act of 1940.

Municipal Securities.   To be eligible, the securities must be “municipal securities,” as defined in section 3(a)(29) of the 1934 Act, that are sufficiently liquid that they can be sold at or near their carrying value within a reasonable short period of time and either: (i) Are subject to no greater than moderate credit risk; or (ii) If the issuer of the municipal securities, or the entity supplying the revenues or other p ayments from which the issue is to be paid, has been in continuous operation for less than three years, including the operation of any predecessors, the securities are subject to a minimal or low amount of credit risk.

_X

Rule 144A Offerings:  To be eligible, the following conditions must be satisfied: (i) the securities are offered or sold in transactions exempt from registration under section 4(2) of the 1934 Act, Rule 144A thereunder, or Rules 501- 508 thereunder; (ii) the securities are sold to qualified institutional buyers, as defined in Rule 144(a)(1); and (iii) the securities are eligible for resale to other qualified institutional buyers pursuant to Rule

144A.

Foreign Offerings:  The be eligible, the following conditions must be satisfied: (i) the securities are offered publicly under the laws of a country other than the United States, (ii) the offering is subject to regulation by a "foreign financial regulatory authority," as defined in Sect ion 2(a)(50) of the

1940 Act, in the country in which the public offering occurs; (iii) the securities are offered at a fixed price to all purchasers in the offering (except for any rights to purchase securities that are required by law to be granted to existing security holders of the issuer); (iv) fi nancial statements, prepared and audited in accordance with standards required or permitted by the appropriate foreign financial regulatory authority in the country in which the public offering occurs, for the two years prior to the offering, are available to the public and prospective purchasers in connectio n with the offering; and (v) if the issuer is a Domestic Issuer (a) it has a class of securities registered pursuant to section 12(b) or 12(g) of the 1934 Ac t or is required to file reports pursuant to section 15(d) of the 1934 Act; and (b) it has filed all the material required to be filed pursuant to section 13(a) or 15(d) of the 1934 Act for a period of at least twelve months immediately preceding the sale of such securities (or for such shorter period that the iss uer was required to file such material).

3.

The following conditions were satisfied

(a)  In respect to any securities other than municipal securities, the issuer of such securities has been in continuous operation for not less than three years

(including the operations of predecessors).

(b)  The securities were purchased prior to the end of the first day on which any sales were made, at a price that did not exceed the price paid by each other purchaser of securities in that offering or in any concurrent offering (or, if a rights offering, the securities were purchased on or before the fourth day preceding the day on which the rights offering terminated).

(c)  The underwriting was a firm commitment underwriting.

(d)  The commission, spread or profit was reasonable and fair in relation to that being received by others for underwriting similar securities during the same period.

(e)  The amount of such securities of any class of such issue purchased by all of the Portfolios and investment companies ad vised by the Adviser and any purchases by another account with respect to which the investment adviser has investment discretion if the investment adviser exercised such investment discretion with respect to the purchase did not exceed 25% of the principal amount of the offering of such class or if purchased in a Rule 144A Offering,

25% of the total of (i) the principal amount of the offering of such class sold by underwriters or members of the selling syn dicate to qualified institutional buyers as defined in Rule 144A(a)(1) plus (ii) the principal amount of the offering of such class in any concurrent public offering.

(f)

No Affiliated Underwriter was a direct or indirect participant or benefited directly or indirectly from, the purchase.

The undersigned represents that the information provided is accurate and complete to the best of our knowledge as of the date below.

Signature:	s/Jonathan Duensing
Printed Name:	Jonathan Duensing
Title:	Senior Portfolio Manager
Date	1/14/16

List of Syndicate Members by Issue

Issuer	Date of Purchase	CUSIP	Syndicate	Syndicate Role
CNH INDUSTRIAL CAPITAL L	11/03/15	12592BAE4	Barclays	Joint Managers
CNH INDUSTRIAL CAPITAL L	11/03/15	12592BAE4	Credit Agricole CIB	Joint Managers
CNH INDUSTRIAL CAPITAL L	11/03/15	12592BAE4	Deutsche Bank Securities Inc	Joint Managers
CNH INDUSTRIAL CAPITAL L	11/03/15	12592BAE4	RBS	Joint Managers
SOCIETE GENERALE	11/17/15	83367TBT5/83367TBR9	UBS Securities LLC	Joint Lead Managers-Books
SOCIETE GENERALE	11/17/15	83367TBT5/83367TBR9	Banco Santander (US)	Joint Lead Managers-No Books
SOCIETE GENERALE	11/17/15	83367TBT5/83367TBR9	Barclays Capital	Joint Lead Managers-No Books
SOCIETE GENERALE	11/17/15	83367TBT5/83367TBR9	Credit Agricole CIB	Joint Lead Managers-No Books
SOCIETE GENERALE	11/17/15	83367TBT5/83367TBR9	Societe Generale Corporate & I	Global Coordinator(s)
SOCIETE GENERALE	11/17/15	83367TBT5/83367TBR9	Societe Generale Corporate & I	Structuring Agent(s)
SOCIETE GENERALE	11/17/15	83367TBT5/83367TBR9	JP Morgan Securities	Joint Lead Managers-Books
SOCIETE GENERALE	11/17/15	83367TBT5/83367TBR9	SG Americas Securities LLC	Joint Lead Managers-Books